Filed pursuant to Rule 433

Registration Nos. 333-205844 and 333-205844-02

Hyundai Auto Receivables Trust 2016-B

Joint Leads: JPM (struc), Barclays, HSBC, Mizuho

Co-Managers: BNP Paribas, BNY Mellon, Credit Agricole, MUFG, TD Securities, Wells Fargo Securities

CL	AMT(MM)	WAL(call)	S/M	PWIN	E.FIN	L.FIN	BENCH	PRICED	%
A1	$225.00	0.23	A-1+/P-1	1-6	03/17	09/17	Yld%	0.70%
A2	$475.00	1.13	AAA/Aaa	6-22	07/18	10/19	EDSF	+17	1.125
A3	$328.00	2.49	AAA/Aaa	22-39	12/19	04/21	IS	+26	1.299
A4	$94.90	3.55	AAA/Aaa	39-47	08/20	11/22	IS	+35	1.457
B	$21.84	3.98	AA+/Aa1	47-49	10/20	11/22	IS	+70	1.836
C	$32.77	4.20	AA-/A1	49-51	12/20	11/22	IS	+105	2.201
D	$26.71	4.23	A-/Baa2	51-51	12/20	09/23	IS	+155	2.703

Ticker:	HART 2016-B	Registration:	SEC Registered
Expected Ratings:	S&P/Moody's	ERISA Eligible:	Yes
Pxg Speed:	1.30% ABS, 5% call	Expected Pxg:	PRICED
Min Denoms:	$1K x $1K	Expected Settle:	09/21/16
Bill & Deliver:	J.P. Morgan	First Pay:	10/17/16
CUSIPs:	A1 - 44891E AA7
A2 - 44891E AB5
A3 - 44891E AC3
A4 - 44891E AD1
B - 44891E AE9
C - 44891E AF6
D - 44891E AG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.